As filed with the Securities and Exchange Commission on May 13, 1998

                                                   Registration No. 333-________
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                              XYBERNAUT CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                              54-1799851
(State or other jurisdiction of                               (I.R.S. Employer
Incorporation or organization)                               Identification No.)


                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
          ------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, Including area code, of
                    registrant's principal executive offices)


                                Edward G. Newman
                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
          ------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000

                           ---------------------------


            Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

            If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                      Proposed          Proposed
Title of each                                          Maximum           maximum        Amount of
class of securities                Amount to       Aggregate price      Aggregate     registration
to be registered                 be registered        Per share      offering price        fee
---------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
per share                       2,340,938(2)(3)      $3.20313(1)       $7,498,329       $2,212.01
===================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g); based on the average ($3.20313) of the bid ($3.18750) and asked ($3.21875) price on the Nasdaq SmallCap Market on May 6, 1998.

(2) Represents Common Stock issued in connection with the April 1998 Private Placement, shares issuable upon exercise of Warrant A and Warrant B, shares issued to the Placement Agent in connection with the April 1998 Private Placement and shares issuable upon exercise of Put Options in the aggregate principal amount of $3,000,000. See "Description of Securities."

(3) The shares of Common Stock offered hereby include the resale of such presently indeterminate number of shares of Common Stock as shall be issued upon exercise by the Company of Put Options in the aggregate principal amount of $3,000,000. The number of shares of Common Stock indicated to be issuable in connection with the exercise of such Put Options and included in the total shares of Common Stock offered for resale hereby is an estimate and represents 100% of the number of shares that would be issuable upon the exercise of Put Options in the aggregate principal amount of $3,000,000 at a price of $2.87 per share, which is 90% of $3.18750, the closing bid price of the Common Stock as reported by NASDAQ on May 6, 1998. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to the number of shares of Common Stock issuable upon exercise of Put Options in the aggregate principal amount of $3,000,000. See "Risk Factors -- Dilution; Impact of Sale of Common Stock Upon Conversion of Series A and Series B Preferred Stock, and the Exercise of the Put Options and Warrants"; and "Description of Securities -- The Put Option."

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
================================================================================

                    SUBJECT TO COMPLETION, DATED MAY___, 1998

PROSPECTUS
                        2,340,938 Shares of Common Stock
                           (par value $.01 per share)

                              XYBERNAUT CORPORATION

            This Prospectus pertains to the offer and sale, from time to time, by or for the account of certain stockholders (the "Selling Stockholders") of Xybernaut Corporation (the "Company"), of up to 2,340,938 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company. See "Description of Securities."

            The Shares offered hereby may be sold by the Selling Stockholders directly or through agents, underwriters or dealers as designated from time to time or through a combination of such methods. The Company will not receive any of the proceeds from any sale of Shares by or for the account of the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them in connection with the resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution." The Company has agreed to bear all expenses relating to this registration, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

            The Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "XYBR". On May 6, 1998, the closing bid price of the Common Stock as reported by NASDAQ was $3.18750.

            The Company's executive offices are located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033 and its telephone number is (703) 631-6925.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
              PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE
               FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS"
                      LOCATED ON PAGE 4 OF THIS PROSPECTUS.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS ______, 1998

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

           This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (File No. 333- _____) (the "Registration Statement") of which this Prospectus forms a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the offices of the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The Company's (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) the Report on Form 8-K dated June 30, 1997; (iii) the Registration Statement on Form S-3 (Commission File No. 333-36077) filed with the Commission on September 22, 1997 and Amendment No. 1 to such
Registration Statement filed with the Commission on May 8, 1998; (iv) the Registration Statement on Form S-3 (Commission File No. 333-43696) filed with the Commission on January 2, 1998 and Amendment No. 1 and Amendment No. 2 to such Registration Statement filed with the Commission on January 22, 1998 and May 8, 1998, respectively; (v) the Registration on Form S-3 (Commission File No. 333-_______) filed with the Commission on May 13, 1998; and (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), each as filed with the Commission under the Exchange Act, are incorporated into this Prospectus by reference.

           Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to be a part hereof except as so modified or superseded.

           THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA 22033, (703) 631-6925. ATTENTION: JOHN F. MOYNAHAN.

                               PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus.

           To inform investors of the Company's future plans and objectives, this Prospectus (and other reports and statements issued by the Company and its officers from time to time) contain certain statements concerning the Company's future results, future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements." The Company's ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company believes it is in the best interest of investors to take advantage of the "safe harbor" provisions of the Reform Act. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that, in addition to general economic and business conditions and those described in "Risk Factors" could cause the Company's actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.


                                  THE OFFERING


Securities Registered....................2,340,938 shares of Common Stock
Common Stock outstanding
   prior to the offering hereby..........18,782,822 shares of Common Stock(1)(2)
Common Stock outstanding
   after the offering hereby.............21,123,760 shares of Common Stock(1)(3)
Common Stock trading symbol
   on NASDAQ.............................XYBR
---------------------

(1) Does not include (i) 1,390,430 shares of Common Stock reserved for issuance upon the exercise of outstanding options; (ii) 152,860 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; (iii) 4,583,402 shares of Common Stock reserved for issuance upon exercise of outstanding warrants issued in connection with the Company's initial public offering (the "IPO"); (iv) 457,496 shares of Common Stock registered in connection with the Series A Preferred Stock but unissued as of May 8, 1998; (v) 155,424 shares of Common Stock registered in connection with the Series B Preferred Stock but unissued as of May 8, 1998; and (vi) 420,000 shares of Common Stock reserved for issuance upon exercise of an option granted pursuant to the Company's IPO to purchase 210,000 shares of Common Stock and 210,000 redeemable warrants, each such warrant to purchase one share of Common Stock at an exercise price of $9.075. See "Risk Factors -- Effect of Possible Non-Cash Future Charge" and " -- Securities Issuable Pursuant to Options, Warrants and the Unit Purchase Option."

(2) Does not include 840,124 shares of Common Stock issued as of the date hereof in connection with the April 1998 Private Placement that are being registered herein.

(3) Assumes the number of shares of the Common Stock that would be issuable upon exercise by the holders thereof of the Warrant A and Warrant B, and the exercise by the Company of Put Options in the aggregate principal amount of $3,000,000. See "Description of Securities."

                                  RISK FACTORS

           An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

HISTORY AND EXPECTATION OF FUTURE LOSSES; NEED FOR ADDITIONAL FINANCING

           The Company was incorporated in October 1990 and commenced operations in November 1992. In the fiscal years ended March 31, 1994 and 1995, the Company incurred a net loss of $47,352 and $1,303,892, respectively. In the years ended December 31, 1996 and 1997, the Company incurred a net loss of $5,238,536 and $9,479,966, respectively. The Company expects to incur a substantial loss for the quarter ended March 31, 1998. The consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report dated March 31, 1998, which includes an explanatory paragraph, concerning the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing. The Company intends to conduct significant additional research, development and testing that, together with establishment of marketing and distribution capabilities, are expected to require substantial funding and to result in continuing operating losses until such time as sufficient gross margins from revenues are generated to cover operating costs. There can be no assurance that, notwithstanding these efforts and the expenditure of substantial funds, the Company ever will achieve substantial sales of any of its products or profitable operations or that it will be able to meet the competitive demands of the industry in which it operates. The success of the Company will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be beyond the Company's control.
See "Risk Factors - Competition."

LIQUIDITY; WORKING CAPITAL NEEDS

           To meet working capital cash requirements, the Company intends obtain a working capital line of credit and/or complete additional financings including the exercise of its Put Option under the Private Placement. However, there can be no assurance that the Company can or will obtain sufficient funds to meet, in whole or in part, its working capital needs from collections of product sales. There can be no assurance that the Company will be capable of raising additional capital thereafter or of establishing and obtaining funds from a working capital line of credit, or that the terms upon which such capital or line of credit would be available to the Company would be acceptable, in which case the Company could be required to curtail materially, suspend or cease operations.

DILUTION; IMPACT OF SALE OF COMMON STOCK UPON CONVERSION OF SERIES A
AND SERIES B PREFERRED STOCK, AND THE EXERCISE OF THE PUT OPTIONS AND WARRANTS

           The purchasers of the Shares offered hereby will experience immediate and substantial dilution in the net tangible value of their Shares in the event of conversion of outstanding Series A and Series B Preferred Stock, and the exercise of the Put Options and Warrants. Specifically, the Series A and Series B Preferred Stock are convertible into Common Stock and the Company may exercise the Put Options resulting in the issuance of Common Stock at discounts from future market prices of the Common Stock, which could result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock.

           In addition, the Company has agreed to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares, the Warrant A Shares and the Warrant B Shares; such amount of shares of Common Stock to be reserved shall be calculated based upon the minimum purchase price therefor under the terms of the Private Equity Line of Credit Agreement, Warrant A and Warrant B. The Put Options are exercisable into Common Stock at discounts from future market prices of the Common Stock, and shares issued pursuant to Warrant A and Warrant B may be issued at a discount to the future market price of the Common Stock, which could result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock. See "Description of Securities."

SERIES A PREFERRED STOCK

           In June 1997, the Company sold 3,000 shares of the Series A Preferred Stock, each share with a liquidation preference of $1,000 (the "Series A Liquidation Preference"), for an aggregate of $3 million. The Series A Preferred Stock is convertible into Common Stock at discounts from future market prices of the Common Stock, which could result in substantial dilution to existing holders of Common Stock. The Company must reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, at least such number of its Common Stock that is sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of the Company would entitle the holders of the Series A Preferred Stock to receive the Series A Liquidation Preference on all their shares of Series A Preferred Stock plus accrued and unpaid dividends. The Company has registered a total of 1,960,713 shares of Common Stock underlying the Series A Preferred Stock, of which, 1,285,713 shares were registered in a registration statement filed with the Commission on September 22, 1997 and an additional 675,000 shares were registered in an amendment to such registration statement filed with the Commission on May 8, 1998. As of May 8, 1998, 1,503,217 shares of Common Stock had been issued pursuant to conversions of Series A Preferred Stock. See "Description of Securities -- Series A Preferred Stock."

SERIES B PREFERRED STOCK

           In November 1997 and January 1998, the Company placed 4,000 shares of the Series B Preferred Stock, each share with a liquidation preference of $1,000 (the "Series B Liquidation Preference"), for an aggregate of $4,000,000 and paid the placement agent for this sale with 180 shares of the Series B Preferred Stock. In February 1998, the Company placed 1,000 shares of Series B Preferred Stock and paid the placement for this sale with 60 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at discounts from future market prices of the Common Stock, which could result in substantial dilution to existing holders of Common Stock. The Company must reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, at least such number of its Common Stock that is sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of the Company would entitle the holders of the Series B Preferred Stock to receive the Series B Liquidation Preference on all their shares of Series B Preferred Stock plus accrued and unpaid dividends. The Company has registered a total of 3,327,663 shares of Common Stock underlying the Series B Preferred Stock, of which, 2,622,663 were registered in a registration statement filed with the Commission on January 2, 1998 and amended on January 22, 1998, and 705,000 were registered in a further amendment to such registration statement filed with the Commission on May 8, 1998. As of May 8, 1998, 3,172,239 shares of Common Stock had been issued pursuant to conversions of Series B Preferred Stock. See "Description of Securities -- Series B Preferred Stock."

UNCERTAINTY OF MARKET DEVELOPMENT AND PRODUCT ACCEPTANCE

           The mobile computing market is emerging and relatively undeveloped. The Company sold its first Mobile Assistant(R) in 1993 and as of December 31, 1997 had sold and delivered approximately $1.8 million of Mobile Assistant(R) systems. The Company commenced delivery of the Pentium(R) Mobile Assistant P-133(TM) in August 1997 and has announced that it expects to commence delivery of Mobile Assistant(R) IV, a Pentium 266 MHz based system ("MA IV"), in the quarter ending December 31, 1998. In September 1997, the Company announced linkAssist(TM), a software development toolkit, which provides speech linking of data in almost any format, without altering the original data and webAssist(TM) software that allows voice navigation of HTML links found on the Internet and intranet. The size of the mobile computing market is currently limited by the high unit prices of mobile computers as compared to laptops and other portable computers, the specialized nature of each application and the need for custom applications and system integration and the limited supply to date of components for completed systems. The potential size of the market will be limited by the rate at which prospective customers recognize and accept the functions and capabilities of integrated mobile computing systems. There can be no assurance that a significant market will develop for mobile computing systems or, if a market develops, that the Mobile Assistant(R) series and any of the Company's other products will become a significant factor in any market that develops. In addition, there is no assurance that the Company will obtain the working capital needed to meet the competitive demands of the industry in which it operates. See "Risk Factors - Liquidity; Working Capital Needs; -- Competition."

           The commercial success of the Mobile Assistant(R) series, linkAssist(TM), webAssist(TM) and software toolkits enabling the Company's customers to more rapidly create customized software applications on a stand-alone basis or for use with the Mobile Assistant(R) series, and any other product that the Company may develop will depend upon acceptance by the commercial, healthcare, education and military markets, of which there can be no assurance.

           The Company believes that any product acceptance will be substantially dependent upon educating the commercial, healthcare, education and military markets as to the capabilities, characteristics, benefits and efficacy of the Mobile Assistant(R) series and the Company's other products, of which there can be no assurance.

COMPETITION

           The computer industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Many of the Company's current competitors have longer operating histories and greater financial, technical, sales, marketing and other resources than the Company. Several other companies are engaged in the manufacture and development of body-mounted or hand-held computing systems that compete with the Mobile Assistant(R) series, including Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Norand and Teltronics, Inc., a subsidiary of Interactive Solutions, Inc., Raytheon and a consortium of Litton and TRW. Personal digital assistants and laptop and notebook computers also are products that could compete against the Mobile Assistant(R) in applications where hands-free, voice-activated operation is not required. Many of these computers are manufactured by major domestic and foreign computer manufacturers which possess far more resources than the Company and can be expected to compete vigorously with the Company for the market at which the Mobile Assistant(R) is directed. In addition, new and competing technologies are being developed in hands-free mobile computing systems. There can be no assurance that the Company will be able to compete successfully against its competitors, that it will have the working capital needed to incorporate the constant technological advances in its products or that the competitive pressures faced by the Company will not adversely affect its financial performance.

DEPENDENCE UPON SUPPLIERS

           To prepare the Mobile Assistant(R) P-133 for delivery to customers, the Company purchases system components from several suppliers, who manufacture, assemble, integrate and test these components. The Company then combines those components and performs system tests prior to shipping. Certain components are currently purchased from single suppliers. The Company expects that the MA IV will be assembled, integrated and tested by third party. The Company has entered into written agreements with its suppliers for batteries, head-mounted displays and computing units. Although the Company believes there are multiple sources for many parts and components, the Company currently depends heavily on its current suppliers. Although management believes that the Company could adapt to any supply interruptions, such occurrences could necessitate changes in product design or assembly methods for the Mobile Assistant(R) series and cause the Company to experience temporary delays or interruptions in supply while such changes are incorporated. Further, because the order time for certain components may range up to approximately three months, the Company also could experience delays or interruptions in supply in the event the Company is required to find a new supplier for any of these components. Any disruptions in supply of necessary parts and components from the Company's key suppliers could have a material adverse effect on the Company's results of operations. Any future shortage or limited allocation of components for the Mobile Assistant(R) could have a material adverse effect on the Company.

SUBSTANTIAL DEPENDENCE UPON SINGLE PRODUCT LINE;
POSSIBILITY OF UNSUCCESSFUL NEW PRODUCT DEVELOPMENT

           The Mobile Assistant(R) series currently consists of the P-133 model based on a 133 MHz Intel Pentium(R) processor and the MA IV, which is expected to be available in late 1998. The Mobile Assistant(R) series are the Company's principal products, and its success will depend upon its commercial acceptance, which cannot be assured. For single unit purchases, the Mobile Assistant(R) P-133 currently is priced from $7,196 to $8,995 and up, depending upon the discount and selected features. As technological developments cause declines in hardware costs, the Company expects that mobile computer sales will be driven by system capabilities and integration. There is no assurance that the Mobile Assistant(R) will offer the performance capabilities or features that customers will value and, if not, the Company could be required to modify the design of the Mobile Assistant(R) which may require the expenditure of additional capital currently unavailable to the Company. While linkAssist(TM) and the Company's planned software toolkits are intended for use both with the Mobile Assistant(R) series and independently, there can be no assurance that a separate market for the Company's existing and planned software products will develop. There can be no assurance that any products, if sold, will generate significant revenues or any profits. The Company is also developing additional products for the Mobile Assistant(R) series for introduction in the future and intends to modify the Mobile Assistant(R) series for use in other applications and to develop other products using its core technologies. Additional product development will result in the Company incurring significant research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. The Company also could require additional funding if research and development expenses are greater than anticipated. There can be no assurance that the Company will be successful in its future product development efforts or in diversifying its product line. See "Risk Factors - Liquidity; Working Capital Needs."

UNCERTAIN PROTECTION OF PATENT AND PROPRIETARY RIGHTS;
NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE

           The Company considers its patent, trade secrets, and other intellectual property and proprietary information to be important to its business prospects. The Company relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect its proprietary rights. The Company has entered into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers, VARs, OEMs and actual and potential customers to limit access to and disclosure of its proprietary information. The Company has registered its Mobile Assistant(R) and Xybernaut(R) trademarks on the Principal Register of the United States Patent and Trademark Office ("Patent Office").

           In April 1994, U.S. patent number 5,305,244 ("hands-free, user-supported portable computers") (the "Patent") for the Mobile Assistant(R) Series was granted to the Company. This patent was previously assigned to the Company by several employees of the Company. In September 1995, the Company received a notification from the Patent Office entitled "office action in reexamination," which indicated that certain claims under the Patent were subject to reexamination and were preliminarily rejected. The reexamination of the Patent was initiated as a result of a request from one of the Company's competitors. In May 1996, the Company was successful in the reexamination and the Patent Office issued a Notice of Intent to Issue Reexamination Certificate and Reexamination Reasons for Patentability/Confirmation with respect to the issues raised by the request for reexamination, wherein it concluded that the Company's claims are patentable with respect to the issues raised by the request for reexamination. In April 1996, the Company received notification that a second reexamination request had been filed with the Patent Office by the same competitor that had initiated the prior reexamination, and in September 1996 the Company received a notification from the Patent Office entitled "office action in reexamination," which indicates that certain claims under the patent were subject to reexamination and were preliminarily rejected. In November 1996, the Company filed a written response to the request for reexamination and preliminary rejection. The second re-examination has been concluded and the Patent Office indicated that the Company was successful in the reexamination and sent the Company a "Notice of Intent to Issue Reexamination Certificate" indicating that the Patent Office ruled in the Company's favor. Subsequently on September 23, 1997, the Patent Office issued the Reexamination Certificate to the Company indicating successful results for the Company in the second re-examination. Most of the Company's revenue for the twelve months ended December 31, 1997 and 1996 were derived from products included within the scope of the patent. The Company has notified several of its competitors of the existence of the Patent, which the Company's counsel believes may have been infringed by some of such competitors. The Company intends to take any and all appropriate measures, including legal action, necessary to maintain and enforce its rights under the Patent and to recover any damages suffered as a result of any alleged infringement.

           Since July 1996, the Company has filed fifteen patent applications covering various aspects of computers in general and wearable computers in particular. Of these fifteen applications, five additional patents have been issued, one patent has been allowed pending issuance and nine patents are pending. Most of these applications have also been filed in European countries, The People's Republic of China, Japan, Republic of Korea, Republic of China (Taiwan), Canada and Australia. All patents obtained by Company employees under pending and future applications have been and will be assigned to the Company under existing invention assignments.

           Notwithstanding the foregoing, there can be no assurance that the Company's pending patent applications will issue as patents, that any issued patent will provide the Company with significant competitive advantages or that challenges will not be instituted against the validity or enforceability of any patent held by the Company. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial. There also can be no assurance that others will not independently develop similar or more advanced products, design patentable alternatives to the Company's products or duplicate the Company's trade secrets. The Company may in some cases be required to obtain licenses from third-parties or to redesign its products or processes to avoid infringement. The Company also relies on trade secrets and proprietary technology and enters into confidentiality agreements with its employees and consultants. There can be no assurance that the obligation to maintain the confidentiality of such trade secrets or proprietary information will not be breached by employees or consultants or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse.

LIMITED MARKETING AND DIRECT SALES EXPERIENCE;
DEPENDENCE ON OTHERS FOR MARKETING AND SALES.

           The Company intends to continue development of a sales organization to market and sell its mobile computing products to value-added resellers ("VARs"), original equipment manufacturers ("OEMs"), distributors and end users. The Company is also developing a network of VARs, distributors and OEMs and intends to enter into joint ventures and licensing or other collaborative arrangements to market and sell its mobile computing products. Such arrangements may result in a loss of control by the Company over the marketing and sale of its products. There can be no assurance that the Company will be successful in entering into such additional arrangements or be able effectively to manage and maintain its relationships with others, or that any marketing and sales efforts undertaken for the Company by others will be successful. The Company also markets its products outside of the United States. A number of risks are inherent in international transactions, such as the imposition of governmental controls including restrictions on the exporting of currency, fluctuations in foreign currency exchange rates, export license requirements, political and economic instability, trade restrictions, changes in tariffs and difficulties and expenses in managing international operations. These and other factors beyond the Company's control may adversely affect the Company's ability to achieve significant sales.

DEPENDENCE UPON AND NEED FOR KEY PERSONNEL; LIMITED MANAGEMENT TEAM

           The Company's success depends to a significant extent on Edward G. Newman, its President, Chief Executive Officer and Chairman of its Board of Directors. The loss of Mr. Newman would have a material adverse effect on the Company's progress and ultimate likelihood of success. Because the Company is substantially dependent on Mr. Newman's services and there are currently only two other board-elected officers of the Company, the Company may be considered to have limited management. Although the Company has entered into a three-year employment agreement with Mr. Newman, this agreement may not assure the Company the continued services of Mr. Newman. The Company has obtained a key-person life insurance policy on the life of Mr. Newman in the amount of $2,000,000. The Company's success also will depend upon its ability to attract and retain highly qualified and experienced management and technical personnel. The Company faces competition for such personnel from numerous other entities, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be successful in recruiting such personnel or that, if recruited, such persons would succeed in establishing profitable operations for the Company.

CUSTOMER CONCENTRATION

           For the twelve month period ended December 31, 1996, two of the Company's customers accounted for 64% and 24%, respectively, of the Company's revenues. For the fiscal year ended December 30, 1997, two customers accounted for 34% and 10%, respectively of the Company's revenues. Accordingly, the Company is significantly dependent on revenues derived from a limited number of customers. The loss of one or more significant customers may have a material adverse effect on the ability of the Company to achieve profitability. To the extent the Company's dependence increases on large corporate customers in the future, the Company will be subject to an increased risk that the loss of any such customers will have a material adverse effect on the Company's results of operations. The Company may remain dependent in the immediate future upon a limited number of customers (the identity of which may be subject to change) for a material percentage of its annual operating revenue.

RAPID TECHNOLOGICAL CHANGE AND RISK OF OBSOLESCENCE

           The market for computer products is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's success will depend upon its ability to enhance its current products and develop and successfully introduce and sell new products that keep pace with technological developments and respond to evolving end user requirements. Any failure by the Company to anticipate or respond adequately to technological developments or end user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position in the marketplace and reduce revenues. The Company expects to increase the use of additional external and internal resources in the near term to meet these challenges. There can be no assurance that the Company will be successful in hiring, training and retaining qualified product development personnel to meet its needs. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis. Any failure to successfully develop and market new products and product enhancements would have a material adverse effect on the Company's results of operations.

YEAR 2000 ISSUES

            The Company is aware of the computing issues associated with the coming of the millennium (year 2000), most notably whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Based on preliminary investigations and the representations of several of its suppliers, the Company currently believes that computers and software used in its operations and sold by the Company are year 2000 compliant. The Company is working with its suppliers and customers to either verify year 2000 compliance or identify and execute appropriate changes to make such systems year 2000 compliant. The Company believes that the cost of completing any modifications for year 2000 compliance to the systems used or sold by the Company will not be material. However, there can be no assurance that the Company's suppliers will be correct in their assertions that their products are year 2000 compliant or that the Company's estimate of the cost of systems modifications for year 2000 compliance will prove ultimately to be correct.

INDUSTRY CYCLICALITY

           The computer industry historically has been affected by periodic downturns, which have had an adverse economic effect on manufacturers of computer hardware and software as well as upon end users of computers. In addition, the life cycle of existing computer products and timing of new product development and introduction can affect demand for computer products. The
Company's results of operations for any particular period may be adversely affected by numerous factors, such as the loss of key suppliers or customers, price competition, problems encountered in managing inventories or receivables, the timing or cancellation of purchase orders with suppliers and the timing of expenditures in anticipation of increased sales and customer product delivery requirements, if any. Price competition in the computer industry in which the Company competes is intense and could result in gross margin declines which could have an adverse impact on the Company's financial performance.

EFFECT OF POSSIBLE NON-CASH FUTURE CHARGE

           As a condition to the Company's initial public offering (the "IPO"), certain of the Company's stockholders, primarily officers and directors, have been required to deposit an aggregate of 1,800,000 shares of Common Stock into an escrow account (the "Escrowed Shares"). The Escrowed Shares are subject to incremental release over a three-year period only in the event the Company's gross revenues and earnings (loss) per share for the 12-month periods ending September 30, 1997, 1998 and 1999 equal or exceed certain gross revenue and earnings (loss) per share targets. If such per share targets are not met in any of the relevant 12-month periods (and the price of the Common Stock does not meet or exceed the price described below), the Escrowed Shares will be returned to the Company in amounts which have been agreed upon between the Representative and the Company for each period and canceled. In addition to the foregoing, all the then Escrowed Shares will be released to the stockholders if the closing price of the Common Stock as reported on The Nasdaq SmallCap Market following this offering equals or exceeds $11.00 for 25 consecutive trading days or 30 out of 35 consecutive trading days during the period ending September 30, 1999. In the event any Escrowed Shares held by officers, employees and consultants are released, the difference between the initial offering price and the market value of such shares at the time of release will be deemed to be additional compensation expense to the Company. Assuming the price of Common Stock is equal to or greater than the initial offering price of the shares at the Company's IPO (of which there can be no assurance), the release of the Escrowed Shares would result in an earnings charge that would have the effect of reducing or eliminating any earnings per share and could have a negative effect on the market price for the Common Stock. The earnings per share target calculation will be based on the average number of shares issued and outstanding during each period but excludes shares issued pursuant to a unit purchase option granted pursuant to the IPO, extraordinary items or compensation expense charged to the Company related to the release of the Escrowed Shares. The stock and earnings targets for escrow release for September 30, 1997 were not achieved and 300,000 shares were canceled from the escrow pool, which resulted in a reduction of 2.1% of the Company's outstanding shares of Common Stock. Given the expected start of full-scale production of the MA IV in the quarter ending December 31, 1998, the Company's management believes that it is likely that the Company's gross revenues and allowable losses will not meet the Performance Targets for the 12-month period ending September 30, 1998. Accordingly, the release of the escrow shares for this period is only likely if the stock price equals or exceeds $11.00 for 25 consecutive trading days or 30 out of 35 consecutive trading days prior to September 30, 1998. If conditions are not met for release from escrow, then 750,000 shares of stock will be returned to the Company on September 30, 1998 and canceled, resulting in no earnings impact and a commensurately lower number of outstanding shares.

CONTROL BY EXISTING STOCKHOLDERS

           Following this offering, the Company's executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 31.2% of the Company's outstanding shares of Common Stock. These stockholders, if acting together, will be able effectively to control most matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

LIMITATION OF LIABILITY

           The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, these provisions of the Certificate of Incorporation could prevent the recovery of monetary damages against directors of the Company. See "Indemnification for Securities Act Liabilities."

SHARES ELIGIBLE FOR FUTURE SALE

           Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Of the 21,736,680 shares of Common Stock that will be outstanding or registered for sale upon the completion of this offering, the 3,846,429 shares distributed in the IPO, the 4,675,456 shares of Common Stock issued in connection with the conversion of Series A Preferred Stock and Series B Preferred Stock, the 457,496 unissued shares of Common Stock registered in connection with the Series A Preferred Stock, the 155,424 unissued shares of Common Stock registered in connection with the Series B Preferred Stock and the 2,340,938 additional shares of Common Stock registered in this offering will be freely tradeable. The remaining 10,260,937 shares of the Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In the absence of any agreement to the contrary, the outstanding restricted Common Stock could be sold in accordance with Rule 144 commencing 90 days from the date of this Prospectus and at various times thereafter through November 1997. However, pursuant to the terms of agreements entered into pursuant to the IPO, the holders of 9,905,437 shares of Common Stock may not sell or dispose of their shares of Common Stock until July 18, 1998 without prior written consent of the representative of the underwriter in the IPO (the "Representative").

SECURITIES ISSUABLE PURSUANT TO OPTIONS, WARRANTS AND THE UNIT PURCHASE OPTION

           At the date of this Prospectus, the Company has reserved an aggregate of 6,546,692 shares of Common Stock for issuance on exercise of outstanding options and warrants. The exercise prices of the options presently outstanding are $0.01 per share for 100,000 shares granted in September 1994, and $1.37 to $6.00 for 1,290,430 shares granted from April 1, 1995 to May 8, 1998. The exercise price of the 287,860 warrants outstanding as of May 8, 1998 is between $1.76 and $18.00 per share. In connection with the Company's IPO, warrants to purchase 3,846,429 shares were originally issued that entitle the holder to purchase a share of common stock for $9.00 until July 19, 1999. These warrants contain anti-dilution provisions that have resulted in the number of shares to be issued upon a complete warrant exercise increasing to 4,583,402. At the completion of the IPO, the Representative received an option (the "Unit Purchase Option") to purchase 210,000 Units (the "Units"), each unit consisting of one share of Common Stock and one Redeemable Warrant (a "Warrant") to purchase one share of Common Stock, at a price of $9.075 per Unit during a period of four years commencing July 18, 1997. The Warrants included in the Unit Purchase Option are exercisable at $12.60 per share. During the terms of the outstanding options, warrants and the Unit Purchase Option, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the ownership interest of existing stockholders, including investors in this offering. The existence of the options, the warrants and the Unit Purchase Option may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such securities.

NO DIVIDENDS ANTICIPATED

           The Company has never paid any dividends on its securities and does not anticipate the payment of dividends in the foreseeable future.

VOLATILITY OF STOCK PRICE

           The trading price of the Common Stock has been volatile, and it may continue to be so. Such trading price could be subject to wide fluctuations in response to announcements of business and technical developments by the Company or its competitors, quarterly variations in operating results, and other events or factors, including expectations by investors and securities analysts and the Company's prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

ANTI-TAKEOVER CONSIDERATION; RIGHTS OF PREFERRED STOCK

           The Company's Certificate of Incorporation authorizes the issuance of up to 6,000,000 shares of $.01 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, only the Series A Preferred Stock and the Series B Preferred Stock are issued and outstanding. The authorized and unissued Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change of control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. The issuance of Preferred Stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in management of the Company. The Company has no present intention to issue any additional Preferred Stock. See "Description of Securities -- Preferred Stock."

           In addition, the Board of Directors of the Company recently adopted resolutions which implemented a classified or staggered Board of Directors which would limit an outsider's ability to effect a rapid change of control of the Board.

           The ability of the Board of Directors to issue "blank check" Preferred Stock and the staggered Board of Directors could have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the shareholders. In addition, issuance of Preferred Stock, without shareholder approval, on such terms as the Board of Directors may determine, could adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others. See "Description of Securities."


                                 USE OF PROCEEDS

           The Shares being offered hereby are being registered for the account of the Selling Stockholders, and, accordingly, the Company will not receive any of the proceeds from the sale of the Shares.


                              SELLING STOCKHOLDERS

           The Shares being offered for resale by the Selling Stockholders were acquired in connection with the April 1998 Private Placement and the January 1998 Private Placement. Pursuant to the terms and conditions of the Private Equity Line of Credit Agreement, certain of the Selling Stockholders will purchase up to an additional $10,000,000 of the Company's Common Stock during the Commitment Period, as defined in the agreement. See "Description of Securities."

           The following table sets forth certain information regarding the ownership of shares of Common Stock by the Selling Stockholders as of May 8, 1998, and as adjusted to reflect the sale of the Shares. The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to the Company by such stockholder, except for the assumed exercise of the Warrant A and Warrant B by the holders thereof and the exercise by the Company of the Put Option, which is based solely on the assumptions referenced in footnotes (1), (2) and (3) to the table. Information concerning the Selling Stockholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution."

                                                                 Shares of
                                                            Common Stock Owned
                                                             after Offering(4)
                                                          ---------------------
                          Shares of
                        Common Stock        Shares of
                       Owned Prior to     Common Stock
                          Offering       to be Sold(3)     Number       Percent
                       --------------    -------------    ---------     -------
Balmore Funds S.A        1,135,469(1)      1,135,469      1,135,469        5.4%
Austost Anstalt Schaan   1,135,469(1)      1,135,469      1,135,469        5.4%
Settondown Capital
  International Ltd.        70,000(2)         70,000         70,000        0.3%
                         ---------         ---------      ---------      -----
   Total                 2,340,938         2,340,938      2,340,938       11.1%
                         =========         =========      =========      =====

-----------------
(1) Includes 592,593 shares of Common Stock, 10,000 shares issuable upon conversion of Warrant A, 10,000 shares issuable upon conversion of Warrant B and a total of 1,045,752 shares issuable upon exercise by the Company of Put Options in the aggregate principal amount of $3,000,000 which have been allocated equally (522,876 shares) between the two Investors. See "Description of Securities."

(2) Includes 50,000 shares of Common Stock and 20,000 shares issuable upon exercise of Warrant A issued to the Placement Agent in connection with the Private Placement.

(3) Assumes that each Selling Stockholder will exercise all of its Warrant A and Warrant B into Common Stock; also assumes the exercise by the Company of Put Options in the aggregate principal amount of $3,000,000 (1,045,752 shares) which have been allocated equally between the two Investors. See "Description of Securities."

(4) Each Selling Stockholder has agreed that it will not, following any purchase of the Put Shares, be the beneficial owner of 4.99% or more of the then issued and outstanding shares of Common Stock. The Selling Shareholders are not affiliated with the Company. The Selling Stockholders have not had any material relationship with the Company within the past three years.


                            DESCRIPTION OF SECURITIES

GENERAL

           The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 19,622,946 shares of Common Stock are issued and outstanding, 750 shares of Series A Preferred Stock are issued and outstanding and no shares of Series B Preferred Stock are issued and outstanding. The Company currently has reserved 6,546,692 shares of Common Stock for issuance pursuant to outstanding options and warrants.

THE PRIVATE PLACEMENT

           On April 13, 1998 (the "Subscription Date"), the Company consummated a Private Placement which contemplates the sale of up to $11,000,000 of the Company's Common Stock over a period of up to two years from the effective date of the Registration Statement of which this Prospectus is a part (the "Commitment Period").

           Pursuant to the terms of a Private Equity Line of Credit Agreement (the "Agreement"), Balmore Funds S.A. and Austost Anstalt Schaan (the "Investors") purchased Common Stock in the principal amount of $1,000,000 (the "Initial Shares") at an initial purchase price of $1.2656 per share. The Company also issued to each Investor a Warrant A and a Warrant B to purchase an aggregate of 20,000 shares of Common Stock (the "Warrant A Shares" and "Warrant B Shares", respectively). The Company also issued to Settondown Capital International Ltd. (the "Placement Agent") 50,000 shares of Common Stock and a Warrant A to purchase an additional 20,000 shares (collectively, the "Placement Shares").

           The Put Option
           --------------

           During the Commitment Period, the Company may, from time to time, exercise a "put" right (the "Put Option") by delivery of a put notice to the Investors pursuant to which the Investors must purchase the allotted number of shares indicated therein; provided, however, that, unless the Company obtains Stockholder approval pursuant to the applicable corporate governance rules of the Nasdaq Stock Market, the Company may not compel the Investors to make a purchase which results in the issuance to an Investor, individually, of more than 19.99%
of the shares of Common Stock of the Company including the Initial Shares. The maximum number of shares for which the Company may deliver a put notice is subject to certain limitations based on the trading volume of the Company's Common Stock and the closing price of the Common Stock. The Put Shares may be purchased at a 10% discount off the average of the three lowest closing bid prices of the Common Stock during the Valuation Period (as defined in the Agreement). The obligation of the Investors to purchase shares upon exercise by the Company of a Put Option is subject to limitations and termination upon occurrence of certain conditions set forth in the Agreement.

           The Initial Shares, Warrant A and Warrant B were issued, and the Put Shares, the Warrant A Shares and the Warrant B Shares will be issued, by the Company in reliance upon the provisions of Section 4(2) and Regulation D of the Securities Act.

           Warrant A
           ---------

           The Warrant A issued to the Investors and the Placement Agent in connection with the Private Placement may be exercised, subject to the terms and subject to the conditions set forth therein, at any time on or after October 15, 1998 and on or prior to October 15, 2003, to subscribe for and purchase shares of Common Stock of the Company at an exercise price of $1.76. The exercise price and the number of shares for which the Warrant A is exercisable is subject to adjustment as provided therein, including, but not limited to, anti-dilution provisions pertaining to the declaration of stock dividends and the merger, consolidation or liquidation of the Company.

           Warrant B
           ---------

           The Warrant B issued to the Investors in connection with the Private Placement may be exercised, subject to the terms and subject to the conditions set forth therein, at any time on or after October 15, 1998 and on or prior to October 15, 2003, to subscribe for and purchase shares of Common Stock of the Company at an exercise price of $2.81. The exercise price and the number of shares for which the Warrant A is exercisable is subject to adjustment as provided therein, including, but not limited to, anti-dilution provisions pertaining to the declaration of stock dividends and the merger, consolidation or liquidation of the Company. The Company, at its option, may redeem Warrant A for $0.01 per Warrant A Share by giving the holder thereof written notice (the "Call Notice") at any time after the Registration Statement is declared effective, and the closing bid price of the Common Stock of the Company is greater than one hundred fifty (150%) percent of the exercise price for twenty
(20) consecutive trading days.

           Placement Shares; Compensation to Placement Agent.
           --------------------------------------------------

           As compensation for services rendered in connection with the Private Placement, the Company issued to the Placement Agent 50,000 shares of Common Stock (which are subject to a one year lock-up from the Subscription Date), and a Warrant A to purchase 20,000 shares of Common Stock. The Company also paid to the Placement Agent five (5%) percent of the Initial Shares investment amount. The Company also agreed to pay to the Placement Agent, following the closing for each Put Option, five (5%) percent of the gross proceeds in cash, and five (5%) percent of the number of shares of Common Stock issuable in total to the Investors for each Put.

COMMON STOCK

           The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are fully-paid and nonassessable.

PREFERRED STOCK

           The Board of Directors has the authority, without further stockholder approval, to issue up to 6,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

           SERIES A PREFERRED STOCK

           On June 30, 1997, the Board of Directors authorized the issuance of a series of Preferred Stock consisting of 3,000 shares (the "Series A Preferred Stock"), each such share of Series A Preferred Stock has a stated value of $1,000 (the "Liquidation Preference"), pursuant to a Certificate of Designation (the "Certificate of Designation"). From September 29, 1997 to May 8, 1998, the holders of the Series A Preferred Stock converted a portion of their holdings and as of May 8, 1998, three different entities owned the remaining 750 shares of the Series A Preferred Stock. The Company has registered a total of 1,960,713 shares of Common Stock underlying the Series A Preferred Stock, of which, 1,285,713 shares were registered in a registration statement filed with the Commission on September 22, 1997 and an additional 675,000 shares were registered in an amendment to such registration statement filed with the Commission on May 8, 1998. As of May 8, 1998, 1,503,217 shares of Common Stock were issued in connection with conversions of Series A Preferred Stock and 750 shares of Series A Preferred Stock were outstanding.

           Dividends. The holders of the shares of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, dividends at the rate of five percent of the stated Liquidation Preference per share per annum, and no more, payable, at the discretion of the Board of Directors, in Common Stock or \cash. Dividends accrue on each share of Series A Preferred Stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of Common Stock or any other equity securities of the Company that are junior to the Preferred Stock as to the payment of dividends.

           Preferences on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Liquidation Preference for each share of Series A Preferred Stock owned by such holder, plus all accrued and unpaid dividends thereon to the date of payment. If upon liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full
Liquidation Preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the Series A Preferred Stock together with the holders of any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company but the merger or consolidation of the Company into or with another corporation or into or with the Company, shall not be deemed to be a liquidation, winding up or dissolution of the Company. The holders of Series A Preferred Stock shall have no priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

           Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows: (i) no shares of Series A Preferred Stock may be converted prior to September 28, 1997; (ii) at any time after September 28, 1997 through December 31, 1997, up to twenty-five (25%) percent of the shares of Series A Preferred Stock then outstanding may be converted, at the option of the holders thereof; and (iii) thereafter, on January 1, 1998, April 1, 1998 and July 1, 1998, an additional twenty-five (25%) percent of the shares of Series A Preferred Stock then outstanding may be converted, on a cumulative and pro rata basis, at the option of the holders thereof. The number of shares of fully-paid and nonassessable Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing the Liquidation Preference by an amount (the "Conversion Price") equal to the lesser of (A) 82% of the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market or any successor exchange in which the Common Stock is listed for the five trading days preceding the date on which the holder of the Series A Preferred Stock has telecopied a notice of conversion to the Company (the "Conversion Date") and (B) $3.50.

           In the event the shares of Series A Preferred Stock are not converted within ten business days of receipt by the Company of a valid notice of conversion, the Company shall pay to the holder, by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to 1% percent per day of the purchase price of the shares of Series A Preferred Stock to be converted which shall run from the initial Conversion Date and the holder has the option to withdraw the notice of conversion previously sent; provided, that the Company shall not be responsible for or required to pay such liquidated damages if such failure to convert was not caused by any actions or omissions of the Company.

           No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Conversion Date, as determined by the Company's Board of Directors. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

           Upon any conversion of Series A Preferred Stock, the shares of Series A Preferred Stock that are converted shall not be reissued and shall not be considered outstanding for any purposes. Upon conversion of all of the then outstanding Series A Preferred Stock, shares of Series A Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

           On June 30, 1999, the holders of the Series A Preferred Stock shall be required to convert all of their outstanding shares of Series A Preferred Stock into shares of Common Stock. Until converted, the Company shall be entitled to redeem shares of Series A Preferred Stock in accordance with the Certificate of Designation, regardless of whether or not a notice of conversion has been received by the Company with respect to such shares.

           The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

           Redemption. At any time after September 28, 1997, the Company may, at the option of the Board of Directors, redeem up to 50% of the outstanding shares of the Series A Preferred Stock at the applicable redemption price, provided, that (x) the Company shall have received a notice of conversion, and (y) the Conversion Price is at or below $2.625. At any time after September 28, 1997, the Company may, at the option of the Board of Directors, redeem all or a portion of the remaining 50% of the outstanding shares of the Series A Preferred Stock at the applicable redemption price, provided, that (x) the Company shall have received a notice of conversion, and (y) the Conversion Price is at or below $1.00. The Company shall give written notice by telecopy, to the holder of Series A Preferred Stock to be redeemed at least one business day after receipt of the notice of conversion prior to the date specified for redemption (the "Redemption Date"). Such notice shall state the Redemption Date, the Redemption Price (as hereinafter defined), the number of shares of Series A Preferred Stock of such holders to be redeemed and shall call upon such holders to surrender to the Company on the Redemption Date at the place designated in the notice such holders' redeemed stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the redemption shall be pro rata among the holders of Series A Preferred Stock and subject to such other provisions as may be determined by the Board of Directors. The Redemption Date shall be no more than 10 days after receipt of written notice from the Company. If the Company fails to pay the Redemption Price on the Redemption Date, the Company shall pay to the holder a penalty in an amount in cash equal to 2% percent of the Redemption Price to be paid on such Redemption Date. If the Company fails to pay the Redemption Price on the Redemption Date, the holder shall have the right to convert the Series A Preferred Stock previously presented to the Company and not redeemed. The Company shall have the right to redeem the Series A Preferred Stock in any subsequent redemption; provided, however, that if the Company fails to pay the Redemption Price in a subsequent redemption within 10 days, the Company shall have the right to redeem the Series A Preferred Stock thereafter only upon wiring the Redemption Price to the holders simultaneously with sending the notice of redemption. On or after the Redemption Date, the holders of shares of Series A Preferred Stock called for redemption shall surrender the certificates evidencing the shares called for redemption to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

           The Company shall have the option to redeem the Series A Preferred Stock at a price determined as follows (each, a "Redemption Price"): (i) any portion of the first 25% of the outstanding shares of Series A Preferred Stock at a cash price equal to 110% percent of the Liquidation Preference per share, together with all unpaid dividends to and including the Redemption Date, or issue shares of Common Stock at a conversion rate equal to (x) $1,000 divided by
(y) 82% percent of the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market or any successor exchange in which the Common Stock is listed for the five trading days preceding the Conversion Date; (ii) any portion of the second 25% percent of the outstanding shares of the Series A Preferred Stock at a cash price equal to 120% of the Liquidation Preference per share, together with all unpaid dividends to and including the Redemption Date, or issue shares of Common Stock at a conversion rate equal to (x) $1,000 divided by (y) 82% of the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market or any successor exchange in which the Common Stock is listed for the five trading days preceding the Conversion Date; and (iii) any portion of the remaining 50% of the outstanding shares of Series A Preferred Stock, if the Company receives a Notice of Conversion and the Conversion Price of the Series A Preferred Stock is below $1.00, at a cash price equal to 110% of the Liquidation Preference per share, together with all accrued and unpaid dividends to and including the Redemption Date; provided, however, that payment of the Redemption Price shall be made from any funds of the Company legally available therefor.

           From and after the Redemption Date (unless default shall be made by the Company in duly paying the Redemption Price in which case all the rights of the holders of such shares shall continue), the holders of the shares of the Series A Preferred Stock called for redemption shall cease to have any rights as stockholders of the Company, except the right to receive, without interest, the Redemption Price thereof upon surrender of certificates representing the shares of Series A Preferred Stock, and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and shall not be deemed outstanding for any purpose whatsoever.

           There shall be no redemption of any shares of Series A Preferred Stock of the Company where such action would be in violation of applicable law.

           Call Option. In the event the Company closes on an offering for its Common Stock at a price per share under $6.00, the Company may, at its option, call all outstanding shares of Series A Preferred Stock at a call price equal to 200% of the Liquidation Preference.

           In the event the Company has an offering for its Common Stock at a price per share equal to or greater than $6.00, then the holders of the Series A Preferred Stock shall be required to convert all outstanding shares of Series A Preferred Stock into shares of Common Stock five business days prior to the scheduled closing of such offering and each holder may, at its option, sell its shares of Common Stock as part of such offering.

           Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

           Status. In case any outstanding shares of Series A Preferred Stock shall be redeemed, the shares so redeemed shall be deemed to be permanently canceled and shall not resume the status of authorized but unissued shares of Series A Preferred Stock.

           Ranking; Changes Affecting Series A Preferred Stock. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) rank junior to any other class or series of stock of the Company which by its terms shall rank senior to the Series A Preferred Stock and (iii) rank on a pari passu basis with the Series B Preferred Stock and any other series of Preferred Stock of the Company.

           So long as any shares of Series A Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers preferences, privileges, or rights of the Series A Preferred Stock; or (ii) amend the provisions of the Certificate of Designation affecting the ranking of the Series A Preferred Stock, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, as to changes affecting the Series A Preferred Stock.

           Registration Rights. The Company has registered the shares of Common Stock underlying the Series A Preferred Stock in a registration statement filed with the Commission.

           SERIES B PREFERRED STOCK

           On November 12, 1997, the Board of Directors authorized the issuance of a series of Preferred Stock consisting of 4,180 shares (the "Series B Preferred Stock"), each such share of Series B Preferred Stock has a stated value of $1,000 (the "Liquidation Preference"), pursuant to a Certificate of Designation (the "Certificate of Designation"). On November 12, 1997, the Company placed 3,180 shares of Series B Preferred Stock and on January 22, 1998, placed the remaining 1,000 shares. The Company has registered a total of 3,327,663 shares of Common Stock underlying the Series B Preferred Stock, of which, 2,622,663 were registered in a registration statement filed with the Commission on January 2, 1998 and amended on January 22, 1998, and 705,000 were registered in a further amendment to such registration statement filed with the Commission on May 8, 1998. As of May 8, 1998, all of the Series B Preferred Stock had been converted to Common Stock resulting in the issuance of 3,172,239 shares of Common Stock.

           Dividends. The holders of the shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, dividends at the rate of five percent of the stated Liquidation Preference per share per annum, and no more, payable, at the discretion of the Board of Directors, in Common Stock or cash. Dividends accrue on each share of Series B Preferred Stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of Common Stock or any other equity securities of the Company that are junior to the Preferred Stock as to the payment of dividends.

           Preferences on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Liquidation Preference for each share of Series B Preferred Stock owned by such holder, plus all accrued and unpaid dividends thereon to the date of payment. If upon liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the full Liquidation Preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the Series B Preferred Stock together with the holders of any other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company but the merger or consolidation of the Company into or with another corporation or into or with the Company, shall not be deemed to be a liquidation, winding up or dissolution of the Company. The holders of Series B Preferred Stock shall have no priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

           Conversion Rights. The holders of Series B Preferred Stock shall have conversion rights as follows: (i) no shares of Series B Preferred Stock may be converted prior to the earlier of (x) the effective date of the Registration Statement covering the Shares and (y) February 10, 1998 (the "First Conversion Date"); (ii) during the thirty-day period after the First Conversion Date, up to twenty-five (25%) percent of the shares of Series B Preferred Stock then outstanding may be converted, at the option of the holders thereof; and (iii) during each thirty-day period thereafter, an additional twenty-five (25%) percent of the shares of Series B Preferred Stock then outstanding may be converted, on a cumulative and pro rata basis, at the option of the holders thereof. The number of shares of fully-paid and nonassessable Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing the Liquidation Preference and at the option of the Company, accrued and unpaid dividends, by an amount (the "Conversion Price") equal to the 85% of the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market or any successor exchange or trading market in which the Common Stock is listed for the five trading days (the "Average Trading Price") preceding the date on which the holder of the Series B Preferred Stock has telecopied a notice of conversion to the Company (the "Conversion Date"). The Conversion Price shall not be greater than 120% of the Average Trading Price on the date of issuance or less than an initial floor price of 50% of the Conversion Price on the date of issuance. Commencing thirty days after the First Conversion Date and at the end of each thirty-day period thereafter, the initial floor price will be reduced by 10%.

           In the event the shares of Series B Preferred Stock are not converted within ten business days of receipt by the Company of a valid notice of conversion, the Company shall pay to the holder, by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to 1% percent per day of the purchase price of the shares of Series B Preferred Stock to be converted which shall run from the initial Conversion Date and the holder has the option to withdraw the notice of conversion previously sent; provided, that the Company shall not be responsible for or required to pay such liquidated damages if such failure to convert was not caused by any actions or omissions of the Company.

           No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Conversion Date, as determined by the Company's Board of Directors. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

           Upon any conversion of Series B Preferred Stock, the shares of Series B Preferred Stock that are converted shall not be reissued and shall not be considered outstanding for any purposes. Upon conversion of all of the then outstanding Series B Preferred Stock, shares of Series B Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

           On November 12, 1999, the holders of the Series B Preferred Stock shall be required to convert all of their outstanding shares of Series B Preferred Stock into shares of Common Stock. Until converted, the Company shall be entitled to redeem shares of Series B Preferred Stock in accordance with the Certificate of Designation, regardless of whether or not a notice of conversion has been received by the Company with respect to such shares.

           The Company shall at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

           Redemption. At any time after the date of issuance of the Series B Preferred Stock, the Company may, at the option of the Board of Directors, redeem any or all of the outstanding shares of the Series B Preferred Stock at the applicable redemption price, provided, that the holder shall have the right to convert shares of Series B Preferred Stock which are eligible for conversion in the first five (5) days after receiving a notice of redemption up to 20% of the Series B Preferred Stock in the aggregate owned by such holder. The Company shall give written notice by telecopy, to the holder of Series B Preferred Stock to be redeemed, which notice shall specify the date for redemption, which date shall be no later than five (5) business days after the date on which the notice is delivered to the holder (the "Redemption Date"), the Redemption Price (as hereinafter defined), the number of shares of Series B Preferred Stock of such holders to be redeemed and shall call upon such holders to surrender to the Company on the Redemption Date at the place designated in the notice such holders' redeemed stock. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the redemption shall be pro rata among the holders of Series B Preferred Stock and subject to such other provisions as may be determined by the Board of Directors. The Redemption Date shall be no more than five (5) business days after receipt of written notice from the Company. If the Company fails to pay the Redemption Price on the Redemption Date, the Company shall pay to the holder a penalty in an amount in cash equal to $100,000. If the Company fails to pay the Redemption Price on the Redemption Date, the Company shall have the right to redeem the Series B Preferred Stock thereafter only upon wiring the Redemption Price to the holders simultaneously with sending the notice of redemption. On or after the Redemption Date, the holders of shares of Series B Preferred Stock called for redemption shall surrender the certificates evidencing the shares called for redemption to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

           The Company shall have the option to redeem all or a portion of the outstanding shares of Series B Preferred Stock at a cash price equal to 122% percent of the Liquidation Preference per share, together with all unpaid dividends to and including the Redemption Date (the "Redemption Price"); provided, however, that payment of the Redemption Price shall be made from any funds of the Company legally available therefor.

           From and after the Redemption Date (unless default shall be made by the Company in duly paying the Redemption Price in which case all the rights of the holders of such shares shall continue), the holders of the shares of the Series B Preferred Stock called for redemption shall cease to have any rights as stockholders of the Company, except the right to receive, without interest, the Redemption Price thereof upon surrender of certificates representing the shares of Series B Preferred Stock, and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and shall not be deemed outstanding for any purpose whatsoever.

           There shall be no redemption of any shares of Series B Preferred Stock of the Company where such action would be in violation of applicable law.

           Voting Rights. Except as otherwise required by law, the holders of the Series B Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

           Status. In case any outstanding shares of Series B Preferred Stock shall be redeemed, the shares so redeemed shall be deemed to be permanently canceled and shall not resume the status of authorized but unissued shares of Series B Preferred Stock.

           Ranking; Changes Affecting Series B Preferred Stock. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series B Preferred Stock, and (ii) rank junior to any other class or series of stock of the Company which by its terms shall rank senior to the Series B Preferred Stock and (iii) shall rank on a pari passu basis with the Series A Preferred Stock and any other series of Preferred Stock of the Company.

           So long as any shares of Series B Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers preferences, privileges, or rights of the Series B Preferred Stock; or (ii) amend the provisions of the Certificate of Designation affecting the ranking of the Series B Preferred Stock, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, as to changes affecting the Series B Preferred Stock.

           Registration Rights. The Company has registered the shares of Common Stock underlying the Series B Preferred Stock in a registration statement filed with the Commission.

           Other Designations of Preferred Stock
           -------------------------------------

           As of the date of this Prospectus, the Company has not designated any shares of Preferred Stock other than the Series A Preferred Stock and the Series B Preferred Stock. There are no other shares of Preferred Stock outstanding, and the Company currently has no plans to issue any other shares of Preferred Stock.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

           As a Delaware corporation, the Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"), which regulates large accumulations of shares, including those made by tender offers.
Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest in the Company if such acquisition is not approved by the Company's Board of Directors. In general, Section 203 prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of
Section 203, the term "Business Combination" is defined broadly to include mergers and certain other transactions with or caused by the Interested Stockholder, sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

           The three-year moratorium imposed on Business Combinations by Section 203 does not apply if: (a) prior to the date on which a stockholder becomes an Interested Stockholder, the Company's Board of Directors approves either the Business Combination or the transaction that resulted in the person becoming an Interested Stockholder, (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction that made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date a person becomes an Interested Stockholder, the Company's Board of Directors approves the Business Combination, and it is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the Interested Stockholder.

           Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision electing not to be governed by Section 203. The Company's Certificate of Incorporation does not contain such a provision. The restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

                              PLAN OF DISTRIBUTION

           The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, in settlement of short sales of Shares, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on a stock exchange, on the over-the-counter market or privately. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Stockholders and any broker-dealers or other persons acting on the behalf of parties that participate with such Selling Stockholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholders with respect to the offer or sale of the Shares pursuant to this Prospectus.

           At the time that any particular offering of Shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of Shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

           Each of the Selling Stockholders may from time to time pledge the Shares owned by it to secure margin or other loans made to such Selling Stockholder. Thus, the person or entity receiving the pledge of any of the

Shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for such Selling Stockholder.

           The Company will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders offered hereby.

           Pursuant to the Registration Rights Agreements, the Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company shall bear customary expenses incident to the registration of the Shares for the benefit of the Selling Stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the Selling Stockholders.

           The Company has agreed to maintain the Registration Statement, of which this Prospectus is a part, effective until the earlier of (i) the date that all of the Shares registered under such Registration Statement have been sold; (ii) the date the holders of the Shares receive an opinion of counsel that all of the Shares may be sold under the provisions of Rule 144 or (iii) five and one-half years after the completion of the Private Placement.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

           The Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to the Company or its stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

           Pursuant to the Registration Rights Agreement, the Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

           The Company maintains a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

           The validity of the securities offered hereby will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Martin Eric Weisberg, Esq., a member of the firm, is a Director and the Secretary of the Company.

                                     EXPERTS

           The consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report dated March 31, 1998, which includes an explanatory paragraph, concerning the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.

=======================================  =======================================

   NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION    OR    TO    MAKE    ANY
REPRESENTATION  NOT  CONTAINED IN THIS
PROSPECTUS   WITH   RESPECT   TO   THE
OFFERING MADE HEREBY.  THIS PROSPECTUS
DOES NOT  CONSTITUTE  AN OFFER TO SELL
OR A  SOLICITATION  OF AN OFFER TO BUY
ANY OF THE  SECURITIES  OFFERED HEREBY       2,340,938 SHARES OF COMMON STOCK
TO  ANY  PERSON  OR BY  ANYONE  IN ANY
JURISDICTION  IN WHICH  SUCH  OFFER OR
SOLICITATION MAY NOT LAWFULLY BE MADE.
NEITHER    THE    DELIVERY   OF   THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE  IN THE  INFORMATION  SET FORTH
HEREIN  OR  IN  THE  BUSINESS  OF  THE
COMPANY SINCE THE DATE HEREOF.



          TABLE OF CONTENTS                             ----------
                                                        PROSPECTUS
                                  Page                  ----------

Available Information...............2
Incorporation of Certain
 Documents by Reference.............2
Prospectus Summary..................3
Risk Factors........................4
Use of Proceeds....................14
Selling Stockholders ..............14               ____________, 1998
Description of Securities..........15
Delaware Business Combination
 Provisions........................24
Plan of Distribution ..............25
Indemnification for Securities
 Act Liabilities...................26
Legal Matters......................27
Experts ...........................27


=======================================  =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the various expenses which will be paid by the Company in connection with the issuance and distribution of the securities being registered on this Registration Statement. The Selling Stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

               Filing fee for registration statement.............. $   2,212.01
               Legal fees and expenses............................ $  25,000.00
               Miscellaneous expenses............................. $   1,000.00
                                                                   ------------
                    Total......................................... $  28,212.01
                                                                   ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

           The Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to the Company or its stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation or as otherwise permitted under Delaware law. Each

Indemnification Agreement may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

           The Company maintains a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

ITEM 16.  EXHIBITS.

NUMBER     DESCRIPTION OF EXHIBIT

4.1        Form of Private Equity Line Credit Agreement
4.2        Form of Warrant A
4.3        Form of Warrant B
5.1        Opinion of Parker Chapin Flattau & Klimpl, LLP.
10.1       Form of Registration Rights Agreement
10.2       Form of Escrow Agreement
23.1       Consent of Coopers & Lybrand L.L.P.
23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).


ITEM 17.  UNDERTAKINGS.

           The undersigned registrant hereby undertakes:

           (1)    To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

            The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on May 8, 1998.


                                           XYBERNAUT CORPORATION



                                           By: /s/ Edward G. Newman
                                              --------------------------------
                                              Edward G. Newman
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Edward G. Newman and John F. Moynahan, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.


      SIGNATURE                        TITLE                            DATE
      ---------                        -----                            ----
/s/ Edward G. Newman               Chairman of the Board,            May 8, 1998
--------------------------         President and Chief Executive
Edward G. Newman                   Officer


/s/ John F. Moynahan               Senior Vice President, Chief      May 8, 1998
--------------------------         financial Officer, Treasurer and
John F. Moynahan                   Director


/s/ Martin Eric Weisberg           Secretary and Director            May 8, 1998
--------------------------
Martin Eric Weisberg

      SIGNATURE                        TITLE                            DATE
      ---------                        -----                            ----

/s/ Harry E. Soyster               Director                          May 8, 1998
--------------------------
Lt. Gen. Harry E. Soyster


/s/ James J. Ralabate              Director                          May 8, 1998
--------------------------
James J. Ralabate


/s/ Keith P. Hicks                 Director                          May 8, 1998
--------------------------
Keith P. Hicks


/s/ Steven A. Newman               Director                          May 8, 1998
--------------------------
Steven A. Newman


/s/ Phillip E. Pearce              Director                          May 8, 1998
--------------------------
Phillip E. Pearce

/s/ Eugene J. Amobi                Director                          May 8, 1998
--------------------------
Eugene J. Amobi


*By: /s/ Edward G. Newman
    -------------------------
     Edward G. Newman
     Attorney-in-fact

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                              EXHIBITS TO FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                  MAY 11, 1998

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                DESCRIPTION OF DOCUMENT                 PAGE NO./REF.
-----------                -----------------------                 -------------

4.1                 Form  of  Private   Equity  Line  Credit
                    Agreement

4.2                 Form of Warrant A

4.3                 Form of Warrant B

5.1                 Opinion  of  Parker  Chapin   Flattau  &
                    Klimpl, LLP.

10.1                Form of Registration Rights Agreement

10.2                Form of Escrow Agreement

23.1                Consent of Coopers & Lybrand L.L.P.

23.2                Consent  of  Parker  Chapin   Flattau  &
                    Klimpl, LLP (included in their opinion filed as Exhibit 5.1).

24.1                Power of Attorney  (see page II-5 to the
                    Registration Statement).